Exhibit 99

      Heritage Financial Group Announces Second Quarter Results;
      Company Declares Quarterly Cash Dividend of $0.05 Per Share

    ALBANY, Ga.--(BUSINESS WIRE)--July 19, 2006--Heritage Financial Group (NASDAQ:HBOS), the mid-tier holding company for HeritageBank of the South, today announced financial results for the second quarter and six months ended June 30, 2006. Highlights of the quarter included continued growth in the Company's loan portfolio and a widening net interest margin for the period. These factors, together with ongoing improvements in asset quality, resulting in a positive adjustment to the loan loss reserve for the quarter, were the principal reasons driving the Company's higher net income for the period.
    Separately, the Company also announced that its Board of Directors has declared a cash dividend of $0.05 per common share. The dividend will be paid on August 18, 2006, to stockholders of record as of August 4, 2006. Heritage, MHC, which holds 7,868,875 shares or approximately 70% of the Company's total outstanding stock, has informed the Company that it will waive receipt of the dividend on its shares.
    Net income for the second quarter of 2006 increased 25% to $835,000 versus $666,000 in the same period last year. Earnings per share for the second quarter, however, remained unchanged at $0.08 per share, due to a 37% increase in the number of weighted average shares outstanding following the Company's initial public offering in June 2005.
    Net interest income for the second quarter increased 12% to $3,568,000 from $3,174,000 for the year-earlier period due primarily to expansion in the Company's net interest margin to 4.35%, up 13 basis points from the first quarter of 2006 and 36 basis points higher than the second quarter last year. In the quarter, the Company recorded a positive adjustment to the provision for loan losses of $30,000 versus a provision for loan losses of $365,000 in the same period last year, reflecting ongoing improvements in asset quality. Net interest income after provision for loan losses increased 28% to $3,598,000 in the second quarter of 2006 from $2,809,000 in the prior-year period.
    Commenting on the Company's announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "We are pleased with the Company's progress in the second quarter, with net income advancing strongly from the year-earlier period. This underscores the ongoing growth of our loan portfolio and the continuation of solid trends in asset quality, as non-performing loans fell 46% from the year-earlier period. These results, which mark an improvement against both the year-earlier period and the first quarter of 2006, indicate the momentum that currently exists in our business, which will help offset the start-up expenses we expect to incur as we enter the Florida market in the third quarter."
    For the first six months of 2006, net income declined 5% to $1,331,000 from $1,397,000 in the comparable period last year while earnings per share for the comparable periods declined 33% to $0.12 compared with $0.18 in the first half of 2005. The disproportionate decline in per-share earnings reflected the aforementioned increase in weighted average shares outstanding.
    Net interest income for the first six months of 2006 increased 13% to $7,057,000 from $6,265,000 in the year-earlier period as the Company's net interest margin increased 41 basis points to 4.34% in the first half of 2006. The year-to-date provision for loan losses declined to $60,000 from $465,000 in the comparable 2005 period, again reflecting the ongoing positive impact of improved asset quality. Net interest income after provision for loan losses increased 21% to $6,997,000 for the first six months of 2006 versus $5,800,000 in the same period last year.
    Noninterest income for the second quarter of 2006 totaled $1,342,000, down 7% from $1,445,000 in the same period last year, due primarily to lower service charges. Noninterest income for the first half of the year declined 4% to $2,554,000 from $2,673,000 in the year-earlier period for the same reason.
    Noninterest expense for the second quarter of 2006 increased 15% to $3,737,000 from $3,257,000 in the second quarter of 2005, primarily reflecting costs related to the Company's recently implemented ESOP, rising health care costs and other benefits, annual salary increases, stock based compensation costs recorded under Statement of Financial Standards No. 123R, "Share-Based Payment," and legal and accounting costs related to the Company's transition to public ownership and for its expansion initiatives. Noninterest expense for the first half of 2006 increased 19% to $7,610,000 from $6,393,000 in the first half of 2005.
    The Company's total assets increased 5% to $381,337,000 at June 30, 2006, from $363,797,000 at December 31, 2005, and increased 4%
from $368,369,000 at June 30, 2005. Net loans increased 3% to $259,002,000 at June 30, 2006, from $250,493,000 at December 31, 2005, and increased 7% from $241,662,000 at the end of the second quarter last year. Deposits increased 8% to $256,574,000 at the end of the second quarter of 2006 from $238,640,000 at December 31, 2005, and increased 3% from $248,417,000 at June 30, 2005.

    Total stockholders' equity declined 2% to $67,773,000 at June 30, 2006, from $68,984,000 as of December 31, 2005, and declined 1% from $68,458,000 at June 30, 2005. The decline in stockholders' equity reflected the impact of the Company's recently approved stock repurchase plan, under which 158,200 shares were repurchased in the second quarter for a total cost of $2,088,000. At June 30, 2006, the Company had 62,128 shares remaining under its stock repurchase plan.
    Annualized return on average stockholders' equity for the second quarter and six months ended June 30, 2006, was 4.79% and 3.83%, respectively, versus 5.40% and 12.55%, respectively, for the comparable periods last year, primarily due to the increase in equity as a result of the initial public offering in June 2005. Annualized return on average total assets for the second quarter and six months ended June 30, 2006, was 0.92% and 0.73%, respectively, compared with 0.75% and 0.79%, respectively, for the same periods in 2005.
    In March 2006, the Company signed an agreement with Moultrie, Georgia-based Ameris Bancorp, whereby the parties will enter into a series of transactions that will result in HeritageBank of the South being able to operate a new branch in Florida. In conjunction with these transactions, Heritage will make a payment of $1 million to Ameris. Subject to the completion of these transactions and regulatory approval, the Company expects to open a Florida branch during the third quarter of 2006.
    Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Albany, Georgia, and surrounding Dougherty, Lee and Worth counties in Georgia through six full-service banking offices.
    Tracing its origin to 1955 as a credit union, HeritageBank of the South converted to a savings bank in 2001. As of June 30, 2006, Heritage Financial Group reported total assets of approximately $381 million and total stockholders' equity of approximately $68 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.
    Heritage, MHC, a mutual holding company formed in 2002, holds approximately 70% of the shares of Heritage Financial Group. The remaining 30% of Heritage Financial Group's shares are held by public stockholders following the Company's June 2005 initial public offering.

    Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.


                       HERITAGE FINANCIAL GROUP
                    Unaudited Financial Highlights
               (In thousands, except per share amounts)

                          Three Months Ended       Six Months Ended
                               June 30,                June 30,
                         --------------------    --------------------
                           2006        2005        2006        2005
                         --------    --------    --------    --------
Total interest income    $  5,406    $  4,620    $ 10,598    $  9,147
Total interest expense      1,838       1,446       3,541       2,882
                         --------    --------    --------    --------
Net interest income         3,568       3,174       7,057       6,265
Provision (adjustment)
  for loan losses             (30)        365          60         465
                         --------    --------    --------    --------
Net interest income
  after provision for
  loan losses               3,598       2,809       6,997       5,800
Non-interest income         1,342       1,445       2,554       2,673
Non-interest expense        3,737       3,257       7,610       6,393
                         --------    --------    --------    --------
Income before income
  taxes                     1,203         997       1,941       2,080
Income tax expense            368         331         610         683
                         --------    --------    --------    --------
Net income               $    835    $    666    $  1,331    $  1,397
                         ========    ========    ========    ========
Basic and diluted
  earnings per share     $   0.08    $   0.08    $   0.12    $   0.18
                         ========    ========    ========    ========

                                     June 30,    Dec. 31,    June 30,
                                       2006        2005        2005
                                     --------    --------    --------
Total assets                         $381,337    $363,797    $368,369
Cash and cash equivalents               9,884      10,499       7,393
Interest-bearing deposits
  in banks                                490       1,387       1,190
Securities available for sale          61,505      64,866      59,465
Loans receivable                      262,566     254,111     244,943
Allowance for loan losses               3,564       3,618       3,281
Total deposits                        256,574     238,640     248,417
Federal Home Loan Bank advances        50,000      50,000      45,550
Stockholders' equity                   67,773      68,984      68,458

    Selected Consolidated Financial Ratios and Other Data (unaudited) for the second quarter and six months ended June 30, 2006 and 2005, may be found at the following link: http://www.irinfo.com/hbos/HBOS2Q06FSQ.pdf. Investors should refer to the Company's Form 10-Q for the three and six months ended June 30, 2006, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

    CONTACT: Heritage Financial Group
             T. Heath Fountain, 229-878-3370